As filed with the Securities and Exchange Commission on September 1, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BANKFINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	75-3199276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15W060 North Frontage Road

Burr Ridge, Illinois 60527

(Address of principal executive offices)

BANKFINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN

(Full title of the plan)

F. Morgan Gasior

Chairman of the Board, Chief Executive Officer and President

BankFinancial Corporation

15W060 North Frontage Road, Burr Ridge, Illinois 60527, (800) 894-6900

(Telephone number, including area code, of agent for service)

With copies of all communications to:

Edwin S. del Hierro, Esq.

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive, Suite 2700

Chicago, Illinois 60606

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	3,425,275	$16.99	$58,195,422	$6,227

(1)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2006 Equity Incentive Plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s common stock.
(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h) of the Securities Act of 1933, the proposed maximum offering price per share is based on the average high and low prices of the common stock as reported by the Nasdaq Global Market on August 25, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the BankFinancial Corporation 2006 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by BankFinancial Corporation (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 27, 2006 (Commission File No. 000-51331) as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on April 26, 2006 (Commission File No. 000-51331);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 5, 2006 (Commission File No. 000-51331) and for the quarter ended June 30, 2006, filed with the Commission on August 14, 2006 (Commission File No. 000-51331);

(c)	All other reports required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the last fiscal year; and

(d)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 23, 2005 (Commission File No. 333-119217).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Articles 12 and 13 of the Articles of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability that they incur in their capacities as such:

II-1

Article 12. Indemnification.

Section A. Indemnification. The Corporation: (1) shall indemnify its current and former Directors (including any Director who was or is also an officer of the Corporation), whether serving the Corporation or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of the Corporation, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law; (2) shall indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, or as may be required the Bylaws of the Corporation; and (3) may, to the extent not required pursuant to paragraph (2) of this Section A of this Article 12, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of the Corporation as may be authorized by the Board of Directors in the specific case and permitted by applicable law or the Bylaws of the Corporation; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification or in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office.

Section B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit against the Corporation. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification has not been met; and (2) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by an indemnitee to whom the Corporation has not agreed to advance expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce any right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise, shall be on the Corporation.

Section C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, the Bylaws of the Corporation, any contract, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself or any Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

Section E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually and unconditionally received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal or modification of this Article 12 shall not in any way diminish any rights of any person to indemnification or advancement of expenses of or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article is in force.

Article 13. Limitation of Liability.

An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

In addition to the indemnification provisions of Company’s Articles of Incorporation, BankFinancial, F.S.B., the Company’s wholly-owned subsidiary, has agreed to indemnify certain officers of the Company, including F. Morgan Gasior, James J. Brennan, Paul A. Cloutier, Robert O’Shaughnessy and Christa N. Calabrese, in the manner described above and to the extent permitted by federal law, and to provide each with insurance under a directors’ and officers’ liability insurance policy pursuant to employment agreements with each officer.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on September 1, 2006.

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief
Executive Officer and President

POWER OF ATTORNEY

We, the undersigned directors and officers of the Company hereby severally constitute and appoint F. Morgan Gasior, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of common stock of the Company issued pursuant to the Company’s 2006 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ F. Morgan Gasior F. Morgan Gasior	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	September 1, 2006

/s/ Paul A. Cloutier Paul A. Cloutier	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2006

/s/ Patrick I. Hartnett Patrick I. Hartnett	Director	September 1, 2006

/s/ John M. Hausmann John M. Hausmann	Director	September 1, 2006

/s/ Sherwin R. Koopmans Sherwin R. Koopmans	Director	September 1, 2006

/s/ Joseph A. Schudt Joseph A. Schudt	Director	September 1, 2006

/s/ Terry R. Wells Terry R. Wells	Director	September 1, 2006

BANKFINANCIAL CORPORATION

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description
4.1*	BankFinancial Corporation 2006 Equity Incentive Plan (incorporated herein by reference to Appendix C to the Company’s Definitive Proxy Statement filed with the Commission on May 27, 2006).

5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.

23.1	Consent of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm.

23.2	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

*	Incorporated by reference.